Exhibit 99.1

Update on a Phase 1/2 First-in-Human Study of the Menin-KMT2A (MLL) Inhibitor Ziftomenib (KO-539) in Patients with Relapsed or Refractory Acute Myeloid Leukemia

Harry P. Erba1, Amir Fathi2, Ghayas Issa3, Jessica Altman4, Pau Montesinos5, Mrinal Patnaik6, James Foran7, Stephane DeBotton8, Maria Baer9, Gary Schiller10, Roland Walter11, Marina Kremyanskaya12, Kristin Pettit13, Stephen Strickland14, Blake Tomkinson15, Marilyn Tabachri15, Mollie Leoni15, Stephen Dale15, Eunice Wang16

Histone-lysine-N-methyltransferase 2A (KMT2A) is a central regulator of target genes that drive leukemogenic transformation. KMT2A rearrangements (KMT2Ar) and nucleophosmin 1 mutations (NPM1m), founding events in leukemia, occur in 5-10% and 30% of acute myeloid leukemia (AML) patients (pts), respectively. KMT2Ar functions in a protein complex that requires menin to cause epigenetic dysregulation in AML. KMT2Awt-menin also cooperates with NPM1m causing dysregulation of an overlapping set of leukemogenic genes dependent on KMT2A-menin interaction. Thus, the strong rationale for targeting menin in KMT2Ar/NPM1m AML.

We present here preliminary KOMET-001 (NCT04067336) data, an ongoing Phase (P) 1/2 study of ziftomenib (KO-539), an inhibitor of KMT2A-menin interaction, in adult pts with relapsed/refractory (R/R) AML. Ziftomenib is dosed orally, once daily, in 28-day cycles.

P1a dose escalation enrolled 30 adult pts with R/R AML regardless of genotype. Pts received 50-1000 mg ziftomenib to assess safety, tolerability, pharmacokinetics, and anti-leukemic activity. Median age was 65.5 years (range [r] 22-85); 33%/13% had KMT2Ar/NPM1m AML. Pts had a median of 3 prior therapies (r 1-10), with 17% having ≥ 1 prior stem cell transplant (SCT).

In P1a, treatment-emergent adverse events (TEAEs) ≥ Grade (Gr) 3 in ≥ 10% of all pts (N=30) were anemia, pneumonia (27%); neutropenia (17%); thrombocytopenia (13%); febrile neutropenia, decreased appetite (10%). Two dose-limiting toxicities (DLTs) occurred: pneumonitis (400 mg), differentiation syndrome (DS, 1000 mg); per protocol, the DLT in 1/1 pt at 1000 mg resulted in de-escalation.

Clinical benefit with disease control (eg, decreasing blast counts [BC] or hydroxyurea requirement) occurred across dose levels. At 100 mg, 1 complete remission (CR) was observed in a pt with SETD2, RUNX1 mutations. At 200 mg, the 2 NPM1m pts responded (1 experienced a CR without measurable residual disease [MRD-] with >100 weeks duration (ongoing), and 1 had morphologic leukemic-free state [MLFS]). At 600 mg, 1 of 2 KMT2A pts had stable disease with significantly decreased BC lasting >4 months.

P1b dose-validation explored 2 P1a doses (200/600 mg) in 24 pts with KMT2Ar/NPM1m AML to determine an optimal biologically active dose. KMT2Ar/NPM1m pts randomized to 200/600 mg were 9/3 and 6/6. Median age 46 years (r 31-82), 62.5/37.5% had KMT2Ar/NPM1m AML, and 33% had ≥1 prior SCT. The 200/600mg pts had a median of 2.5/4 prior therapies (r 1-12/2-8).

In P1b, TEAEs ≥ Gr 3 in ≥ 10% of all pts (N=24) were anemia, febrile neutropenia, neutropenia, thrombocytopenia (25% each); DS, leukocytosis (17% each); sepsis, leukopenia (13% each). At 200 mg (N=12), TEAEs ≥ Gr 3 in ≥ 10% were neutropenia, thrombocytopenia (33% each); febrile neutropenia, anemia, sepsis (25% each); DS, leukocytosis, respiratory failure (17% each). At 600 mg (N=12), TEAEs ≥ Gr 3 in ≥ 10% were febrile neutropenia, anemia (25% each); DS, leukocytosis, neutropenia, thrombocytopenia, leukopenia, diarrhea (17% each).

The on-target effect of DS occurred in 7 P1b pts. At 200 mg, 3 were KMT2A pts, of which 2 had events ≥ Gr 3 including 1 death. Of the 4 pts at 600 mg, 2 were Gr 3 (1 each KMT2A/NPM1), and 2 were Gr 2 (1 each KMT2A/NPM1). Since implementation of DS Guidance, reported DS event severity has declined.

P1b clinical efficacy was dose-dependent. At 200 mg, changes in bone marrow (BM) morphology and stable/decreasing BC were seen. Three pts were dose-escalated to 600 mg with improvement: 1 achieved a BM BC < 5% and significant reduction of high burden extramedullary disease despite persistence of a small disease focus; 1 had significantly reduced BC and disease control; 1 attained MLFS and remains on treatment. At 600 mg, 25% of P1b pts had a best response of CR/CR with partial hematologic recovery (CRh); 33.3% of NPM1m pts achieved CR/CRh. Composite CR was 33% with 75% MRD-. Overall response rate (ORR) was 42%. Pts who experienced DS had an ORR of 75%. At data cutoff, 50% of pts remain on treatment.

Overall, P1a results demonstrated a manageable safety profile and preliminary efficacy that informed the P1b doses to determine the optimal biologically active dose. P1b results suggest that with appropriate DS management, ziftomenib is well tolerated. Additionally, the 600 mg dose demonstrates meaningful signs of efficacy in heavily pretreated R/R AML pts, warranting further investigation of ziftomenib as a monotherapy and in combination with rational therapeutic partners.

Table 1: Preliminary Efficacy Data for the Phase 1b Portion of KOMET-001

	200 mg (N=12)	600 mg (N = 12)
CR/CRh Rate, n (%)[1] 95% CI2 Complete Remission Rate, n (%) 95% CI2	0 (0.0, 26.5) 0 (0.0, 26.5)	3 (25.0) (5.5, 57.2) 2 (16.7) (2.1, 48.4)
CRc Rate, n(%)[3] 95% CI2 MRD Negativity Rate, n (%) 95% CI2	0 (0.0, 26.5) 0 (NA, NA)	4 (33.3) (9.9, 65.1) 3 (75.0) (19.4, 99.4)
Overall Response Rate, n (%)[4] 95% CI2 MRD Negativity Rate, n(%) 95% CI2	0 (0.0, 26.5) 0 (NA, NA)	5 (41.7) (15.2, 72.3) 3 (60.0) (14.7, 94.7)

Abbreviations: CI = confidence interval; CR = complete remission; CRc = composite complete remission; CRh = complete remission with partial hematologic recovery; CRi = complete remission with incomplete hematologic recovery; CRp = complete remission with incomplete platelet recovery; MLFS = morphologic leukemia-free state; MRD = measurable residual disease; n/N = number of patients; NA = not applicable; ORR = overall response rate; PR = partial response.

[1]	CR/CRh response rate is defined as the proportion of patients achieving a best overall response of CR or CRh.
[2]	Clopper-Pearson 95% confidence intervals are calculated based on binomial distribution.
[3]	CRc response rate is defined as the proportion of patients achieving a best overall response of CRi (including CRp), CRh, or CR.
[4]	ORR is defined as the proportion of patients achieving a best overall response of MLFS, PR, CRi (including CRp), CRh, or CR.